UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 30, 2009

NetLogic Microsystems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50838	77-0455244
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1875 Charleston Road, Mountain View, CA 94043

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 961-6676

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 30, 2009, NetLogic Microsystems, Inc. (“NetLogic”) entered into an Asset Purchase Agreement with Integrated Device Technology, Inc. (“IDT”), pursuant to which NetLogic has agreed to acquire intellectual property and other assets relating to IDT’s network search engine (NSE) business, including all intellectual property exclusively related to the acquired NSE products comprised of IDT’s search accelerator, network search engine and route accelerator product families and all inventory for those product families at closing.

Under the purchase agreement, at the closing, NetLogic will pay IDT $90 million plus IDT’s cost of acquired products inventory. NetLogic, at its option, may pay the entire purchase price plus the cost of inventory in cash or pay $60 million plus the cost of inventory in cash and issue to IDT a promissory note up to $30 million. The note, if issued, will be payable in two equal installments on the first and second anniversaries of the closing date with interest of LIBOR plus 3.5%, payable and adjusted quarterly, and will be secured by certain assets of NetLogic.

The purchase agreement and other transaction documents, which have been approved by the board of directors of each company, contain customary representations, warranties and additional covenants by the parties, as well as a customary “no shop” and exclusivity provisions in favor of NetLogic.

In connection with the purchase agreement, IDT and NetLogic will enter into an intellectual property cross-license agreement under which IDT will grant to NetLogic fully-paid, royalty-free licenses to use IDT intellectual property rights relating to the NSE products that are not being transferred under the purchase agreement. Furthermore, under the cross-license agreement and subject to the terms of a noncompetition agreement by IDT (described below), NetLogic will grant back to IDT fully-paid, royalty-free licenses to use the IDT intellectual property rights being acquired by NetLogic in order for IDT to conduct its business unrelated to the NSE products. The noncompetition agreement by IDT has a term of three years and will prohibit IDT and its affiliates from directly or indirectly owning, managing or controlling any enterprise that sells or distributes the NSE products being acquired by NetLogic under the purchase agreement.

The proposed acquisition is expected to close prior to the end of the third quarter of 2009 and is subject to customary conditions, including the expiration or early termination of the required 30-day waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Prior to expiration or early termination of the waiting period, the Federal Trade Commission or the Antitrust Division of the Department of Justice may extend the waiting period by requesting from either party additional information or documentary material relevant to the proposed transaction.

The purchase agreement may be terminated at any time prior to closing by either party through mutual consent, or if the closing has not occurred by August 31, 2009, the agreement may be terminated by either party provided that the terminating party is not prohibited due to its own breach or default under the purchase agreement. If the closing has not occurred by August 31, 2009 because the waiting period under the HSR Act has not expired or a court order has been issued that prevents the closing, either party may extend the applicable date of termination to October 31, 2009. Additionally, either party may terminate the purchase agreement following certain breaches by the non-terminating party.

Further Information

A copy of the purchase agreement is attached to this Current Report on Form 8-K as Exhibit 2.4 and is incorporated by reference. This summary description of the proposed transaction does not purport to be complete and is qualified in its entirety by reference to the purchase agreement.

On April 30, 2009, NetLogic issued a press release announcing the proposed transaction, which is included to this Current Report on Form 8-K as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are furnished with this document:

Exhibits	Description

2.4	Asset Purchase Agreement, dated as of April 30, 2009, between NetLogic Microsystems, Inc. and Integrated Device Technology, Inc., which includes the forms of Intellectual Property Cross-License Agreement (Exhibit D) and Non-Competition Agreement (Exhibit E).

99.1	Press Release dated April 30, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NetLogic Microsystems, Inc.

Date: May 6, 2009	By:	/s/ Michael T. Tate
Michael T. Tate Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibits	Description

2.4	Asset Purchase Agreement, dated as of April 30, 2009, between NetLogic Microsystems, Inc. and Integrated Device Technology, Inc., which includes the forms of Intellectual Property Cross-License Agreement (Exhibit D) and Non-Competition Agreement (Exhibit E).

99.1	Press Release dated April 30, 2009

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